EXHIBIT 5.1

                                 Joel Bernstein
                          Attorney and Counselor-at-Law


Suite 104
2666 Tigertail Avenue                                               305-858-7300
Miami,  Florida 33133                                          Fax: 786-513-8522
                                                               Jberns@jberns.com


September 7, 2005

Southern Sauce Company, Inc.
11951 S.E. 57th Street
Morriston, FL 32668

Greetings:

I have acted as special counsel to Southern Sauce Company, Inc., a Florida corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form SB-2 with the Securities and Exchange Commission (the "Registration Statement") relating to an aggregate of 50,000 shares of the Company's Series A Convertible Preferred Stock, $ .001 par value per share (the "Convertible Stock") and 5,000,000 share of the Company's Common Stock, $..001 par value per share (the "Common Stock") which may be issued upon conversion of the Convertible Stock.

It is my opinion that the shares of Convertible Stock and Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                       Yours very truly,


                                       /s/ Joel Bernstein